1 | © 2015 Infinera Infinera + Transmode Tom Fallon, CEO April 9, 2015 Exhibit 99.4

2 | © 2015 Infinera
This presentation contains "forward-looking" statements that involve risks, uncertainties and assumptions. If the risks or uncertainties ever materialize or the assumptions prove incorrect, our results may differ materially from those expressed or implied by such forward-looking statements. All statements other than statements of historical fact could be deemed forward-
looking, including, but not limited to, any projections of financial information; any statements about historical results that may suggest trends for our business; any statements of the plans, strategies, and objectives of management for future operations;
any statements of expectation or belief regarding future events, potential markets or market size, technology developments, or enforceability of our intellectual property rights; and any statements of assumptions underlying any of the items mentioned.
These statements are based on estimates and information available to us at the time of this presentation and are not guarantees of future performance. These risks and uncertainties include, but are not limited to, the risk that Transmode shareholders fail to tender more than 90% of Transmode’s outstanding shares, that any other closing conditions are not satisfied, and that the transaction may not close; the risk that Transmode’s and Infinera’s businesses will not be integrated successfully; the risk that synergies will not be realized or realized to the extent anticipated; the risk that the combined company will not realize on its financing or operating strategies; the risk that litigation in respect of either company or the transaction could arise; and the risk that disruption caused by the combined company would make it difficult to maintain certain strategic relationships. These risks and uncertainties also include those risks and uncertainties discussed in the offer document to be filed with the Swedish
Financial Supervisory Authority and in the Registration Statement on Form S-4 to be filed with the SEC, those risks and uncertainties identified under the heading “Risk Factors” in the Infinera Annual Report on Form 10-K for the year ended
December 27, 2014, filed with the SEC, and those risks and uncertainties identified in any subsequent reports filed with the SEC by Infinera. Our SEC filings are available on our website at www.infinera.com and the SEC’s website at www.sec.gov.  We assume
no obligation to, and do not currently intend to, update any such forward-looking statements.
Safe Harbor

3 | © 2015 Infinera
Who is Infinera?
Innovator & Leader
• Founded 2001 in Silicon Valley, IPO 2007
• Photonic Integrated Circuits (PICs)
• DWDM platforms with integrated switching
• 400+ Patents Filed/Granted
• #1 Optical company WW rated by Infonetics
Global
•
~1,400 employees
•
Headquarters Sunnyvale, CA, USA
•
Global presence

•
Leader in Intelligent Transport Network™ solutions
•
23% YoY revenue growth in 2014
•
140 customers in 73 countries; 59 DTN-X customers
•
Diversified customer base across multiple verticals
- 17 Tier 1s globally - 3 of top 4 Internet Content Providers
- 4 of top 5 NA Cable/MSOs - Multiple top bandwidth wholesalers
Infinera Performance
4 | © 2015 Infinera

5 | © 2015 Infinera
Infinera – Financial Stability And Continuing to Grow
Source: Infinera Financial Reporting
*Wall Street consensus
**Dell’Oro Group 3Q 2014 Optical Transport Report
2 Years 20+% Growth
Strong Balance Sheet
2014 Performance
•
$668 million revenue
•
44% Gross Margin
•
$50 million net income
(Non-GAAP)
2014 vs 2013
23% YoY Growth
vs. Market** @11%
Revenue

6 | © 2015 Infinera
Building the End-to-End Portfolio
Metro
Edge
Metro
Access
Metro Aggregation
Metro
Core
Cloud
LH Core
Cloud Xpress
DTN-X
XTC4/10
XTC4
Opportunity to Accelerate into Metro Aggregation
Sliceable Photonics

7 | © 2015 Infinera
Infinera + Transmode
•
Full Metro portfolio accelerates 100G metro share
•
End-to-End portfolio, $15B market*
•
Complementary customers and geographies
•
Expected non-GAAP EPS accretive in 2016
•
Common philosophy of profitable growth has led to
strong financial results
•
Shared culture and talent driving product excellence
•
Technology leadership for Packet-Optical & Metro
vision acceleration
*Source: Infonetics Q4 2014 Market Forecast for 2019

8 | © 2015 Infinera Metro Edge Metro Access Metro Aggregation Metro Core Cloud LH Core DTN-X XTC4/10 Cloud Xpress XTC4 SDN Control Sliceable Photonics Complementary Product Set

9 | © 2015 Infinera
Common
#1 100G WDM WW ex-China
Leader in ICP, NA Cable, Wholesale & Ent.
First mover in Metro Cloud for ICPs
#1 Packet-Optical EMEA
Strength in cable, wireless back/front
haul, Ethernet services
Leverage Strengths, Cross-Sell
Source: Infonetics 2014, Dell’Oro 2014
Revenue Growth
Opportunity
Complementary Customer Base

10 | © 2015 Infinera
•
In the near term, there are no changes. Business as usual.
•
For both companies, this is an expansion into new addressable markets with very minimal overlap
•
By leveraging our combined industry impact we are anticipating expansion, not reduction. We expect this growth to be reflected in our staffing plans.
•
We are looking to both companies’ employees to identify
advantages and ensure success for the team and our customers
•
You will be updated as things progress
What does this mean for me?

11 | © 2015 Infinera
The Integration Plan and You
Owner Early Q2 Q2 and Q3 Late Q3 Q4 and beyond
EXEC
TEAM
YOU
Read the
FAQ
Attend All
Hands
Ask
questions
Business as usual
(Your manager will reach out to you
specifically if necessary)
Identify and
respond to all
opportunities in
your area of
expertise to ensure
success of the
combined
organization
Create
Integration
Planning
Team
Integration Planning
Underway
Approximately 12
months to
achieve full
integration
Expected
Close

12 | © 2015 Infinera
This communication is neither an offer to purchase nor a solicitation of an offer to sell any shares. This communication is for informational purpose only. The exchange offer will not be made to, nor will exchanges be accepted from, or on behalf of, holders of shares in any jurisdiction in which the making of the exchange offer or the acceptance thereof would not comply with the laws of that jurisdiction. The acceptance period for the exchange offer for shares of Transmode described in this communication has not commenced.
In connection with the proposed combination of Infinera and Transmode, Infinera will file an offer document with the Swedish
Financial Supervisory Authority and a prospectus and a Registration Statement on Form S-4 with the SEC.
Shareholders of Transmode should read the above referenced documents and materials carefully when such documents and materials become available because they contain important information about the transaction.
Shareholders of Transmode may obtain free copies of these documents and materials, any amendments or supplements thereto and other documents containing important information about Infinera and the transaction, once such documents and materials are filed or furnished, as applicable, with the SEC, through the website maintained by the SEC at www.sec.gov. Copies of the
documents and materials filed with the SEC by Infinera will also be available free of charge on Infinera’s website at
www.infinera.com under the heading “SEC Filings” in the “Company—Investor Relations” portion of Infinera’s website. More information about the exchange offer, including the formal announcement of the offer and the offer document to be filed with and approved by the Swedish Financial Supervisory Authority, can be found on www.infinera.se.
Disclaimer

13 | © 2015 Infinera Thank You www.infinera.com